Exhibit 99.1

Abbott Reports Double-Digit Ongoing Earnings-Per-Share Growth in First Quarter; Raises Full-Year 2012 Outlook

– First Quarter Ongoing EPS of $1.03, Up 13.2 Percent – – Raises Ongoing EPS Outlook for Full-Year 2012 – – On Track to Separate into Two Leading Health Care Companies by Year End –

Financial: John Thomas (847) 938-2655 Larry Peepo (847) 935-6722 Tina Ventura (847) 935-9390 Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502 Adelle Infante (847) 938-8745	ABBOTT PARK, Ill., April 18, 2012 — Abbott today announced financial results for the first quarter ended March 31, 2012.

•      Diluted earnings per share, excluding specified items, were $1.03, reflecting 13.2 percent growth and exceeding Abbott’s previous guidance range. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $0.78, including specified items, reflecting 41.8 percent growth.

• Excluding foreign exchange, worldwide sales increased nearly 6 percent. Reported sales increased 4.6 percent, including an unfavorable 1.3 percent effect of foreign exchange.

• Abbott is raising its ongoing earnings-per-share guidance for 2012 to $5.00 to $5.10 from $4.95 to $5.05, reflecting another year of expected strong performance.

•      First-quarter results included an adjusted gross margin ratio of 61.1 percent, an increase of 260 basis points over 2011, driven by improved efficiencies across a number of operating divisions and favorable product mix.

•      The adjusted operating margin increased 150 basis points over 2011, driven by improvement in the combined diversified medical products businesses as well as the research-based pharmaceutical business.

“Abbott is off to a strong start in 2012, delivering double-digit ongoing earnings-per-share growth,” said Miles D. White, chairman and chief executive officer, Abbott. “As a result, we’re raising our outlook for the full year. During the quarter, we also announced a number of new product launches and strategic partnerships to enhance the pipelines of each of our major businesses. And, we remain focused on the process of separating Abbott into two leading health care companies, which remains on track to be completed by the end of the year.”

The following is a summary of first-quarter 2012 sales by major business category.

				% Change vs. 1Q11
	Sales ($ in millions)					Int’l		Total
	U.S.	Int’l	Total	U.S.		Operational	Reported	Operational	Reported

Total Sales	3,722	5,735	9,457	5.8		5.9	3.8	5.9	4.6

Proprietary Pharmaceuticals	2,053	2,019	4,072	6.6		10.2	7.7	8.3	7.1

Nutritionals	707	859	1,566	11.0		9.9	9.3	10.4	10.1

Established Pharmaceuticals	—	1,257	1,257	n/a		1.9	(1.6)	1.9	(1.6)

Core Laboratory Diagnostics	174	679	853	12.8		4.9	3.1	6.4	4.9

Molecular Diagnostics	47	58	105	3.1		11.4	8.4	7.6	6.0

Point of Care Diagnostics	64	20	84	16.7		28.4	28.2	19.3	19.3

Vascular(a)	342	461	803	(12.2	)(a)	2.2	1.3	(4.4)	(4.9	)(a)

Diabetes Care	139	179	318	7.3		(7.0)	(8.7)	(1.4)	(2.4)

Medical Optics	100	172	272	1.6		2.2	1.5	1.9	1.5

Other Sales(b)	96	31	127	17.7		(17.8)	(18.8)	6.8	6.5

The following is a summary of first-quarter 2012 sales for select products.

				% Change vs. 1Q11
	Sales ($ in millions)				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported

HUMIRA	773	1,161	1,934	22.7	17.4	14.2	19.4	17.4

TRILIPIX/TriCor (fenofibrate)	254	75	329	(12.1)	(1.8)	(5.3)	(10.0)	(10.7)

AndroGel	232	9	241	23.5	28.9	26.2	23.7	23.6

Kaletra	55	166	221	(15.0)	(6.8)	(9.8)	(8.9)	(11.1)

Lupron	141	58	199	18.1	(8.6)	(10.5)	8.7	8.0

Niaspan	191	—	191	(15.4)	n/a	n/a	(15.4)	(15.4)

Synthroid	129	26	155	10.5	7.1	2.4	9.9	9.1

Creon	68	78	146	5.6	17.6	14.0	11.9	10.0

Pediatric Nutritionals	357	503	860	15.4	13.0	12.8	13.9	13.8

Adult Nutritionals	347	356	703	7.3	6.0	4.8	6.6	6.0

Xience Drug-Eluting Stents	149	255	404	19.3	0.7	0.5	6.9	6.7

Other Coronary Products(c)	52	103	155	2.2	5.1	3.7	4.1	3.2

Endovascular(d)	62	52	114	5.2	5.9	4.0	5.6	4.7

Notes:        1) See “Consolidated Statement of Earnings” for more information.

2) “Operational” growth reflects percentage change over the prior year excluding the impact of exchange rates.

(a) Excluding the expected decline of certain royalty and supply arrangement revenues (including Promus), U.S. Vascular sales increased 7.9 percent and worldwide reported Vascular sales increased 3.8 percent.

(b) Includes sales primarily from Contract Pharmaceutical Manufacturing and Animal Health.

(c) Includes guide wires, balloon catheters and other coronary products.

(d) Includes vessel closure, carotid stents and other peripheral products.

n/a = Not applicable

Business Highlights

Released Strong Phase 2 Results from Abbott’s Advancing Hepatitis C Program

Released clinical trial results from two interferon-free, Phase 2 studies for the treatment of hepatitis C, PILOT and CO-PILOT. Additional data from the studies will be presented later this week at the annual meeting of the European Association for the Study of the Liver (EASL).

Announced Collaboration for Novel Oral Therapy to Treat Autoimmune Diseases

Announced a global collaboration with Galapagos to develop and commercialize an oral, next-generation JAK1 inhibitor in Phase 2 development with the potential to treat rheumatoid arthritis and other autoimmune diseases.

Received FDA Approval for Absolute Pro Vascular Self-Expanding Stent for Iliac Artery Disease

Announced U.S. Food and Drug Administration (FDA) approval of the Absolute Pro® Vascular Self-Expanding Stent System for the treatment of iliac artery disease, a form of peripheral artery disease that affects the lower extremities.

Received European Approval for HUMIRA in Ulcerative Colitis

Received approval from the European Committee for Medicinal Products for Human Use (CHMP) for HUMIRA® in adults with moderate to severely active ulcerative colitis (UC). HUMIRA is the first and only self-injectable biologic therapy available for UC patients in Europe.

Received CE Mark for PLEX-ID Molecular System and Tests

Received CE Mark in Europe for Abbott’s rapid, high-throughput PLEX-ID™ instrument, along with three assays for use on the system. PLEX-ID addresses a significant unmet need for rapid detection and identification of a broad-range of infection-causing microbes.

Announced New Nutrition Manufacturing Facility in the United States

Announced plans to build a nutrition manufacturing facility in Tipp City, Ohio, to produce three of the company’s fastest-growing brands, PediaSure®, Ensure® and Glucerna®, for the North American market. The plant is expected to be operational in late 2013.

Received FDA Clearance for New FreeStyle InsuLinx Blood Glucose Monitoring System

Announced FDA clearance for the FreeStyle InsuLinx Blood Glucose Monitoring System, the first from Abbott to include a touch-screen interface, automated logbook and several personalization features designed to improve the diabetes management experience for patients.

Announced Patient Enrollment in Two Phase 3 Studies of HUMIRA for HS

Initiated two Phase 3 clinical trials designed to evaluate the safety and efficacy of an investigational use of HUMIRA in adult patients with moderate to severe hidradenitis suppurativa (HS), a condition for which there are currently no approved treatments.

Presented Data on Key Vascular Devices at ACC 2012

Presented new data on Abbott’s leading Vascular pipeline, including study results in patients at high surgical risk treated with the investigational MitraClip® system, and two-year clinical results on the investigational Absorb™ bioresorbable vascular scaffold.

Announced Results from Phase 3 Clinical Trial Evaluating LCIG

Announced positive results from a Phase 3 trial evaluating Abbott’s investigational treatment for advanced Parkinson’s disease, levodopa-carbidopa intestinal gel (LCIG), which showed significant improvements over levodopa-carbidopa immediate release tablets.

Abbott raises ongoing earnings-per-share outlook for 2012

Abbott is raising its ongoing earnings-per-share guidance for the full-year 2012 to $5.00 to $5.10 from $4.95 to $5.05, reflecting another year of expected strong performance.

Abbott forecasts specified items for the full-year 2012 of approximately $0.52 per share, primarily associated with in-process R&D, acquisition integration and cost-reduction initiatives. Including these specified items, projected earnings per share under Generally Accepted Accounting Principles (GAAP) would be $4.48 to $4.58 for the full-year 2012. This forecast of specified items excludes additional future one-time separation and bond refinancing costs related to the planned separation of Abbott into two companies, which will be quantified at a later date.

Abbott declares 353rd quarterly dividend

On Feb. 17, 2012, the board of directors of Abbott declared the company’s quarterly common dividend of 51 cents per share. The cash dividend is payable May 15, 2012, to shareholders of record at the close of business on April 13, 2012. This marks the 353rd consecutive dividend paid by Abbott since 1924. Abbott is a member of the S&P 500 Dividend Aristocrats Index, which tracks companies that have annually increased their dividends for 25 consecutive years.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs approximately 91,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live first-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995, including the planned separation of the research-based pharmaceutical company from the diversified medical products company and the expected financial results of the two companies after the separation. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2011, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

First Quarter Ended March 31, 2012 and 2011

(in millions, except per share data)

(unaudited)

	2012	2011	% Change
Net Sales	$9,457	$9,041	4.6

Cost of products sold	3,725	3,859	(3.5)
Research and development	1,006	930	8.1
Acquired in-process and collaborations research and development	150	100	n/m
Selling, general and administrative	3,000	2,851	5.3
Total Operating Cost and Expenses	7,881	7,740	1.8

Operating earnings	1,576	1,301	21.1

Net interest expense	109	124	(11.7)
Net foreign exchange (gain) loss	25	(33)	n/m
Other (income) expense, net	(71)	141	n/m
Earnings before taxes	1,513	1,069	41.6
Taxes on earnings	271	205	32.2
Net Earnings	$1,242	$864	43.8

Net Earnings Excluding Specified Items, as described below	$1,648	$1,419	16.2	1)

Diluted Earnings per Common Share	$0.78	$0.55	41.8

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$1.03	$0.91	13.2	1)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,590	1,559

1)              2012 Net Earnings Excluding Specified Items excludes after-tax charges of $150 million, or $0.09 per share, for acquired in-process research and development related to the Galapagos collaboration, $50 million, or $0.03 per share, for a milestone payment related to the Reata collaboration, $107 million, or $0.07 per share, for litigation reserves, $34 million, or $0.02 per share, for separation costs, and $65 million, or $0.04 per share, for restructuring and integration charges.

2011 Net Earnings Excluding Specified Items excludes after-tax charges of $81 million, or $0.05 per share, associated with the acquisition of Solvay Pharmaceuticals, $103 million, or $0.07 per share, for restructuring in the pharmaceutical business, $58 million, or $0.04 per share, for other cost reduction initiatives and other, $137 million, or $0.09 per share, for the 2009 and 2010 impact of the change to a calendar year end for international operations, $100 million, or $0.06 per share, relating to acquired in-process research and development related to the Reata collaboration, and $76 million, or $0.05 per share, for litigation reserves.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                           What drove sales growth in the quarter?

A1)                            Excluding foreign exchange, worldwide sales increased nearly 6 percent. Reported sales increased 4.6 percent, including an unfavorable 1.3 percent effect of foreign exchange. In emerging markets, sales increased more than 10 percent, excluding the negative impact of foreign exchange, with strong double-digit growth in the key emerging markets across the businesses.

Worldwide Nutritionals sales increased 10.4 percent in the quarter, excluding an unfavorable 0.3 percent effect of foreign exchange. U.S. Nutritionals increased 11.0 percent, with U.S. Pediatric Nutritionals sales growth of 15.4 percent on continued share gains of our infant formula, Similac®, and continued double-digit growth of PediaSure. U.S. Adult Nutritionals grew 7.3 percent, driven by double-digit growth of Ensure and Glucerna. In April, we initiated construction of a new manufacturing facility in Ohio to support the growth of these brands. International Nutritionals increased 9.9 percent, excluding an unfavorable 0.6 percent effect of foreign exchange, driven by continued strong growth of Pediatric Nutritionals in emerging markets.

Global sales of Core Laboratory Diagnostics increased 6.4 percent, excluding an unfavorable 1.5 percent effect of foreign exchange, driven by 12.8 percent growth in the U.S. due to continued uptake of PRISM, and 4.9 percent international growth, excluding an unfavorable 1.8 percent effect of foreign exchange. Molecular Diagnostics and Point of Care Diagnostics also drove global Diagnostics sales growth in the quarter.

Worldwide Vascular sales increased nearly 4 percent, excluding certain royalty and supply arrangement revenues, with strong growth of our XIENCE drug-eluting stent. Endovascular and Other Coronary Products also contributed to Vascular growth. Abbott received approval for XIENCE PRIME™ in Japan in April, which we expect to drive continued share gains over the course of the year. On a reported basis, including the expected reduction in certain royalty and supply arrangement revenues (including Promus), worldwide Vascular sales declined 4.9 percent.

Worldwide Proprietary Pharmaceuticals sales increased 8.3 percent, excluding an unfavorable 1.2 percent effect of foreign exchange, driven by strong growth across a number of key franchises including HUMIRA, AndroGel®, Creon®, Lupron® and Synthroid®.

Q2)                           What is the update on Abbott’s planned separation into two leading health care companies?

A2)                            In October 2011, Abbott announced plans to separate into two publicly traded companies, one in diversified medical products and the other in research-based pharmaceuticals. The diversified medical products company will consist of Abbott’s branded generic pharmaceuticals, devices, diagnostics and nutritionals businesses, and will retain the Abbott name. In March 2012, the research-based pharmaceutical company, which will include Abbott’s current portfolio of proprietary pharmaceuticals and biologics, was named AbbVie.

The transaction is intended to take the form of a tax-free distribution to Abbott shareholders of a new publicly traded stock for the new pharmaceutical company. The expected stock distribution ratio will be determined at a future date. It is expected that the two companies will each pay a dividend that, when combined, will equal the current Abbott dividend at the time of separation.

We continue to expect the separation to be completed by the end of this year.

Questions & Answers (continued)

Q3)         What was the gross margin ratio in the quarter?

A3)                            The gross margin ratio before and after specified items is shown below (dollars in millions):

	1Q12
	Cost of Products Sold	Gross Margin	Gross Margin %
As reported (GAAP)	$3,725	$5,732	60.6%
Adjusted for specified items:
Restructuring/integration/other	$(46)	$46	0.5%
As adjusted	$3,679	$5,778	61.1%

The adjusted gross margin ratio was 61.1 percent in the first quarter, an increase of 260 basis points from the prior year quarter, driven by improved efficiencies across a number of operating divisions and favorable product mix.

Q4)         What drove ongoing SG&A and R&D investment?

A4)                            Both ongoing SG&A and R&D investment reflect Abbott’s continued investment in programs to drive future growth. Ongoing R&D expense as a percentage of sales was 10.0 percent, reflecting continued investment in Abbott’s pipeline, including programs in vascular devices, diagnostics, nutritionals, immunology, neuroscience, oncology and HCV.

Q5)         What was the tax rate?

A5)                            The ongoing tax rate this quarter was 15.0 percent, in line with expectations.

	1Q12
	Pre-Tax Income	Taxes on Earnings	Tax Rate
As reported	$1,513	$271	17.9%
Specified items	$426	$20	4.7%
Excluding specified items	$1,939	$291	15.0%

Questions & Answers (continued)

Q6)                           How did specified items affect reported results?

A6)                            Specified items impacted first-quarter results as follows:

	1Q12
(dollars in millions, except earnings-per-share)	Earnings
	Pre- tax	After- tax	EPS
As reported (GAAP)	$1,513	$1,242	$0.78
Adjusted for specified items:
Acquired IPR&D/R&D milestone	$200	$200	$0.12
Litigation reserves	$108	$107	$0.07
Restructuring/integration/other	$76	$65	$0.04
Separation costs	$42	$34	$0.02
As adjusted	$1,939	$1,648	$1.03

Acquired in-process research and development (IPR&D) is related to the agreement with Galapagos to develop and commercialize an oral, next-generation JAK1 inhibitor. The R&D milestone payment is related to the Reata Pharmaceuticals collaboration. Litigation reserves is associated with previously disclosed litigation. Restructuring/integration/other is associated with previously announced restructuring actions and acquisition-related integration costs. Separation costs are expenses related to the planned separation of Abbott into two companies.

The impact of specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	1Q12
	Cost of Products Sold	R&D	Acquired in-process R&D	SG&A	Other (Income)/ Expense
As reported (GAAP)	$3,725	$1,006	$150	$3,000	$(71)
Adjusted for specified items:
Acquired IPR&D/R&D milestone	—	$(50)	$(150)	—	—
Litigation reserves	—	—	—	$(108)	—
Restructuring/integration/other	$(46)	$(11)	—	$(15)	$(4)
Separation costs	—	—	—	$(42)	—
As adjusted	$3,679	$945	—	$2,835	$(75)

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s pipeline?

A7)                            In the first quarter of 2012, we made significant progress in advancing both our pharmaceutical pipeline, which currently includes more than 20 compounds or new indications in Phase 2 or Phase 3 development, as well as our diversified medical products pipeline. Following are highlights:

•                  Hepatitis C

•                  Abbott’s antiviral program is focused on developing treatments for hepatitis C (HCV), a disease that affects more than 170 million people worldwide, with approximately 3 to 4 million people newly infected each year. Abbott’s broad-based HCV program includes three mechanisms of action in Phase 2b clinical trials, including protease, polymerase and NS5A inhibitors. Abbott is evaluating combinations of these compounds, both with and without the current standard of care, a strategy that has the potential to markedly transform current treatment practices by shortening therapy duration, improving tolerability and increasing cure rates.

•                  We recently released positive Phase 2 results from two interferon-free studies for the treatment of HCV. In the study known as CO-PILOT, ABT-450/r, plus ABT-333 and ribavirin administered for 12 weeks showed sustained virological response at 12 weeks post treatment (SVR12) in 93 percent and 95 percent of treatment-naïve genotype 1 (GT1) patients. In a separate study, known as PILOT, 91 percent of GT1 infected, treatment-naïve patients taking ABT-450/r and ABT-072 combined with ribavirin administered for 12 weeks, achieved sustained viral response at 24 weeks (SVR24). Larger Phase 2 clinical trials are ongoing, and we expect to present additional data later this year.

•                  Chronic Kidney Disease

•                  Bardoxolone, an investigational treatment for chronic kidney disease (CKD), is a first-in-class antioxidant inflammation modulator that activates Nrf2, a pathway involved in the progression of CKD. A global Phase 3 trial is currently underway. Abbott’s agreement with Reata Pharmaceuticals includes international rights to bardoxolone, excluding the U.S. and certain Asian markets.

•                  Also in development for the treatment of CKD is atrasentan, a compound discovered by Abbott scientists. A Phase 2b study in patients with diabetic kidney disease is ongoing with results expected later this year.

•                  Neuroscience / Pain

•                  Abbott is conducting innovative research in neuroscience, where it has developed compounds that target receptors in the brain that help regulate mood, memory and other neurological functions. Abbott has a number of compounds in human studies for conditions such as schizophrenia, pain, Alzheimer’s disease, Parkinson’s disease and multiple sclerosis (MS).

•                  Abbott’s partnership with Biogen Idec includes development of a novel, next-generation antibody, daclizumab, which is currently in Phase 3 clinical trials for MS.

•                  Additionally, Abbott recently announced positive results from a Phase 3 trial evaluating levodopa-carbidopa intestinal gel (LCIG) for advanced Parkinson’s disease. We expect to submit a U.S. regulatory application for LCIG this year.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s pipeline? (continued)

A7)                            (continued)

•                  Oncology

•                  Abbott’s oncology pipeline includes therapies that represent promising, unique scientific approaches to treating cancer. Abbott is focused on the development of targeted treatments that inhibit tumor growth and improve response to common cancer therapies.

•                  Elotuzumab, an anti-CD37 antibody, is currently in Phase 3 development with a partner company for multiple myeloma. Abbott is evaluating a number of promising mechanisms, including work on EGFR, Bcl2, PARP, aurora kinase and cMET, among others.

•                  Immunology

•                  Abbott’s scientific experience with HUMIRA serves as a strong foundation for its continuing research in immunology. We are developing several additional indications for HUMIRA and have a number of next-generation programs underway to address various immune-mediated conditions, including five programs in development for rheumatoid arthritis (RA) alone.

•                  Abbott recently received approval in Europe for HUMIRA for the treatment of ulcerative colitis. We also initiated two Phase 3 clinical trials to evaluate HUMIRA in patients with hidradenitis suppurativa, a dermatologic condition for which there are currently no approved treatments.

•                  In the first quarter, we announced a global collaboration with Galapagos to develop and commercialize an oral, next-generation JAK1 inhibitor in Phase 2 development with the potential to treat RA and other autoimmune diseases. We are also evaluating a number of other oral programs including an internal JAK1 candidate and a SYK inhibitor. Additionally, in late 2011 we announced plans to jointly develop and commercialize Reata’s portfolio of second-generation oral antioxidant inflammation modulators, with potential in RA and other conditions.

•                  Abbott’s proprietary DVD-Ig technology represents an innovative approach that can target multiple disease-causing antigens with a single biologic agent. This technology could lead to next-generation biologic treatments for complex conditions such as cancer or RA, where multiple pathways are involved in the disease. In 2011, we advanced two DVD-Ig molecules into Phase 1 clinical trials.

•                  Abbott’s anti-CD4 biologic, BT-061, in development in partnership with Biotest, is currently in Phase 2 clinical trials for RA and psoriasis.

•                  Women’s Health

•                  Elagolix, a novel, first-in-class oral gonadotropin-releasing hormone (GnRH), is in development for the treatment of endometriosis-related pain and fibroids. Abbott is working in partnership with Neurocrine to finalize the Phase 3 study design in endometriosis and a Phase 2 study in uterine fibroids is underway.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s pipeline? (continued)

A7)                            (continued)

•                  Vascular Devices

•                  Abbott has one of the industry’s most robust vascular pipelines and is working on well-staged incremental advances and truly game-changing technologies that have the ability to restate the market.

•                  Bioresorbable Vascular Scaffold (BVS) — Abbott has the most advanced BVS clinical program in the industry. Absorb, the world’s first drug-eluting BVS for the treatment of coronary artery disease, restores blood flow to the heart by opening a clogged vessel and providing support to the vessel until the device dissolves, leaving patients with a treated vessel free of a permanent metallic implant. Absorb is authorized for sale in Europe and is an investigational device in a number of countries around the world. We recently presented two-year data demonstrating impressive efficacy and safety results for Absorb for the treatment of coronary and peripheral artery disease.

•                  MitraClip — MitraClip is a minimally invasive device for the treatment of select patients with mitral regurgitation (MR), the most common valve disease in the world. Significant MR affects more than 8 million people in the United States and Europe, and is four times more prevalent than aortic stenosis. Abbott’s MitraClip system is on the market in Europe and a number of other countries and is currently under U.S. FDA review.

•                  Drug Eluting Stents (DES) — Abbott has several next-generation DES platforms on the market and in development. In April, XIENCE PRIME received approval in Japan, and is now available in all of the major markets worldwide. Also in development is XIENCE Xpedition, our next-generation DES that offers a new catheter for enhanced deliverability, as well as a broader size matrix. We expect Xpedition to launch in Europe this year and in the United States in 2013.

•                  Core Coronary products — Abbott is continuing to expand its position in the more-than-$2 billion core coronary market. Abbott’s next-generation balloon dilatation catheter, TREK®, is available in the United States, Europe and Japan, and we plan to introduce additional balloon catheter products and next-generation guide wires within the next few years.

•                  Endovascular products — Abbott’s endovascular business continues to grow, led by recent launches of key products including the Armada peripheral balloon line and the RX Herculink Elite® Renal Stent System, the expanded indication for the RX ACCULINK® Carotid Stent System, and R&D investments in peripheral artery disease and vessel closure. Most recently, we announced U.S. FDA approval of the Absolute Pro Vascular Self-Expanding Stent System for the treatment of iliac artery disease, a form of peripheral artery disease that affects the lower extremities.

Questions & Answers (continued)

Q7)         What are the key areas of focus in Abbott’s pipeline? (continued)

A7)         (continued)

•                  Molecular Diagnostics

•                  In March, Abbott obtained CE Mark in Europe for its rapid, high-throughput PLEX-ID instrument, along with three assays for use on the system: PLEX-ID Viral IC Spectrum, PLEX-ID BAC Spectrum BC and PLEX-ID Flu. PLEX-ID, which is based on molecular diagnostic technologies, addresses a significant unmet need for rapid detection and identification of a broad range of microbes that cause infections in patients.

•                  Abbott expects to launch more than 15 new molecular diagnostic products over the next few years, including several novel oncology and infectious disease assays.

•                  Core Laboratory Diagnostics

•                  Abbott has launched a number of key assays on its ARCHITECT® immunochemistry platform, which will significantly broaden its industry-leading menu. These tests include assays to assess ovarian cancer, vitamin deficiencies, and the first HIV combination assay approved for use in the United States. Future growth for the Core Laboratory Diagnostics business will be driven by differentiated analyzers and comprehensive automation and informatics solutions to provide high-quality results and information, while enhancing laboratory productivity and reducing costs.

•                  Vision Care

•                  Abbott expects numerous new products and technology advancements over the next five years. In its market-leading LASIK business, Abbott is expanding its proprietary laser platform into new vision correction applications, including cataract surgery. Abbott also continues to expand its portfolio of premium and standard intraocular lenses (IOL).

•                  Nutrition

•                  Abbott is focused on improving six areas through nutrition: immunity, cognition, lean body mass, inflammation, metabolism and tolerance. In the first quarter of 2012, Abbott launched numerous new products in key markets around the world, including Similac Stage 1 in India, Similac Total Comfort in Brazil and Hong Kong, Similac Mom in Taiwan, Glucerna Triple Care in Vietnam, and Ensure Clear and PediaSure SideKicks Clear in the United States. We expect to continue to launch a number of new products and formulations this year and have more than 30 clinical studies underway to demonstrate proven outcomes with our nutrition innovation.

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